Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

June 21, 2022

Quarterly Distribution Report No. 230

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on June 20, 2022.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the first quarter of 2022 (the “Q1 Distribution Period”), in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q1 Distribution Period (the “Contingent Portion Payment”).

The Trust received $207,916 ($.7487 per Trust Unit) for the Contingent Portion Payment attributable to the Q1 Distribution Period, as compared to $240,626 ($.8664 per Trust Unit) for the payment attributable to the first quarter of 2021.

After receiving the Contingent Portion Payment, the Trust paid $142,025 to third parties in connection with invoices rendered to the Trust, leaving a balance of $65,891 ($.2373 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on June 21, 2022.

During the twelve month period ended June 30, 2022, the Trust’s aggregate distributions will amount to $664,046 ($2.3911 per Trust Unit), as compared to $803,692 ($2.8940 per Trust Unit) during the twelve month period ended June 30, 2021.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended June 30, 2022 and June 30, 2021 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended June 30, 2022		Per Unit*

Gross royalty income collected by EMI for the period	$944,075

Less: Related royalty expense	428,466
Amount deducted by EMI	306,406
Adjustment for copyright renewals, etc.	1,287
Foreign Tax Credits Received	—

	736,159

Balance as reported by EMI	$207,916

Payments received by Trust	$207,916		$.7487

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	142,025		.5114

Balance available for distribution	$65,891		$.2373

Distribution per Unit*		$.2373

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended June 30, 2021		Per Unit*	Twelve Months Ended June 30, 2022		Per Unit	Twelve Months Ended June 30, 2021		Per Unit

$864,826			$3,053,191			$3,187,035

363,465			1,169,964			1,166,625
258,896			909,853			949,606
1,839			4,748			45,290
—			—			(23,984)

624,200			2,084,565			2,137,537

$240,626			$968,626			$1,049,498

$240,626		$.8664	$968,626		$3.4878	$1,049,498		$3.7791

83,127		.2993	304,580		1.0967	245,806		.8851

$157,499		$.5671	$664,046		$2.3911	$803,692		$2.8940

	$.5671			$2.3911			$2.8940